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EXHIBIT 2.1

                   MERGER AGREEMENT AND PLAN OF REORGANIZATION

         THIS MERGER AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is dated as of April 22, 2002, by and among ALD SERVICES, INC., a Nevada corporation ("ALD"), ALD SERVICES MERGER SUBSIDIARY, INC., a Delaware corporation ("Merger Sub") and MICROISLET, INC., a Delaware corporation ("MicroIslet").

                                    RECITALS:

         WHEREAS, the Boards of Directors of ALD, Merger Sub and MicroIslet have each approved the merger of Merger Sub into MicroIslet (the "Merger"), pursuant to the Certificate of Merger set forth in Exhibit A hereto ("Merger Certificate") and the transactions contemplated hereby, in accordance with the applicable provisions of the statutes of the state of Delaware, which permit such a merger, contingent upon satisfaction prior to closing of all of the terms and conditions of this Agreement; and

         WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with completion of the Merger.

         NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1
                                   THE MERGER

         1.1 THE MERGER. At the Effective Time (as hereinafter defined), and subject to the terms and conditions of this Agreement and the Merger Certificate, Merger Sub will be merged with and into MicroIslet, and MicroIslet will be the Surviving Corporation. (The term "Surviving Corporation" appearing in this Agreement denotes MicroIslet after consummation of the Merger.) MicroIslet's corporate name, existence, and all its purposes, powers, and objectives will continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it will be governed by the laws of the State of Delaware and succeed to all of Merger Sub's rights, assets, liabilities, and obligations in accordance with the Delaware General Corporation Law (the "DGCL"). For federal income tax purposes, it is intended that the Merger shall constitute a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

         1.2 CLOSING AND EFFECTIVE TIME. Subject to the provisions of this Agreement, the parties shall hold a closing (the "Closing") on (i) the first business day on which the last of the conditions set forth in Article V to be fulfilled prior to the Closing is fulfilled or waived or (ii) such other date as the parties hereto may agree (the "Closing Date"), at such time and place as the parties hereto may agree. Immediately upon the Closing, the parties will cause the Merger Certificate to be filed with the office of the Secretary of State of Delaware as provided in Section 252 of the DGCL. Subject to and in accordance with the DGCL, the Merger will become effective at the date and time the Certificate of Merger is filed with the office of the Secretary of State of the State of Delaware (the "Effective Time").



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         1.3 CONVERSION OF SHARES IN THE MERGER. Pursuant to the Merger
Certificate, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Merger Sub or
MicroIslet:

         (a) Merger Sub Common Stock. Each share of Merger Sub's common stock, $0.0001 par value, issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.001, of the Surviving Corporation.

         (b) MicroIslet Common Stock. Each share of common stock, par value $0.001, of MicroIslet ("MicroIslet Common Stock"), other than MicroIslet Dissenting Shares (as defined in Section 1.8 hereof), shall, subject to Section 1.7 hereof, be converted into, and become exchangeable for, one (1) share of validly issued, fully paid and nonassessable common stock, $0.001 par value, of ALD ("ALD Common Stock").

         (c) MicroIslet Preferred Stock. Each share of Series A Preferred Stock, $0.001 par value, of MicroIslet ("MicroIslet Preferred Stock"), other than MicroIslet Dissenting Shares (as defined in Section 1.8 hereof), shall, subject to Section 1.7 hereof, be converted into, and become exchangeable for, 15.627538 shares of validly issued, fully paid non-assessable ALD Common Stock.

The shares of ALD Common Stock to be issued pursuant to Sections 1.3(b) and 1.3(c) are referred to herein as the "Merger Shares."

         1.4 OPTIONS OF MICROISLET. At the Effective Time, ALD will assume and continue all of MicroIslet's stock option plans and agreements in existence at the Effective Time, including but not limited to the 2000 Stock Option Plan (the "Plan"), and the outstanding and unexercised portions of all options and warrants to purchase MicroIslet Common Stock, including without limitation all options outstanding under such stock option plans and any other outstanding options and warrants, shall become options and warrants to purchase one share of ALD Common Stock at the same per share exercise price of the MicroIslet option or warrant applicable at the Effective Time, and with no other changes in the terms and conditions of such options and warrants. Effective at the Effective Time, ALD hereby assumes the outstanding and unexercised portions of such options and warrants and the obligations of MicroIslet with respect thereto.

         1.5 CANCELLATION OF MERGER SUB SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Merger Sub, each issued and outstanding share of capital stock of Merger Sub shall be cancelled.

         1.6 STOCK CERTIFICATES. At and after the Effective Time, each holder of outstanding certificates which prior to that time represented shares of MicroIslet Common Stock or MicroIslet Preferred Stock, other than MicroIslet Dissenting Shares, shall be entitled to receive in exchange therefor, upon surrender thereof to _______________ (the "Exchange Agent"), a certificate or certificates representing the number of whole shares of ALD Common Stock into which such holder's shares of MicroIslet Common Stock or MicroIslet Preferred Stock were converted pursuant to Section 1.3. At and after the Effective Time,

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ALD shall be entitled to treat all of the outstanding certificates which prior to that time represented shares of MicroIslet Common Stock or MicroIslet Preferred Stock, other than MicroIslet Dissenting Shares, and which have not been surrendered for exchange as evidencing the ownership of the number of whole shares of ALD Common Stock into which the shares of MicroIslet represented by such certificates have been converted as herein provided, and notwithstanding the failure to surrender such certificates. However, notwithstanding any other provision of this Agreement, until holders or transferees of certificates which immediately prior to the Effective Time represented shares of MicroIslet Common Stock or MicroIslet Preferred Stock have surrendered them for exchange as provided herein, no dividends shall be paid with respect to any shares represented by such certificates. Upon surrender of a certificate which immediately prior to the Effective Time represented outstanding shares of MicroIslet Common Stock or MicroIslet Preferred Stock, there shall be paid to the holder of such certificate the amount of any dividends which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of ALD Common Stock represented by the certificate or certificates issued upon such surrender. If any certificate for shares of MicroIslet Common Stock or MicroIslet Preferred Stock is to be issued in a name other than that in which the certificate, which immediately prior to the Effective Time represented shares of MicroIslet Common Stock or MicroIslet Preferred Stock, surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange (i) shall pay any transfer or other taxes or fees required by reason of the issuance of certificates for such shares of ALD Common Stock in a name other than that of the registered holder of any such certificate surrendered and (ii) shall comply with the provisions of any restricted legend set forth on such certificate surrendered.

         1.7 FRACTIONAL SHARES. No fractional shares of ALD Common Stock shall be issued in connection with the Merger. In lieu of such fractional shares, any holder who would otherwise be entitled to receive a fraction of a share of ALD Common Stock (after separately aggregating all fractional shares of stock issuable to such holder), shall be issued one (1) whole share of ALD Common Stock.

         1.8 DISSENTING SHARES. Despite anything in this Agreement to the contrary, (i) a "dissenting shareholder" who holds any of MicroIslet's "dissenting shares" (as those terms are defined in California Corporations Code section 1300), outstanding immediately before the Effective Time, and who has made and perfected a demand for payment of the value of the shares ("payment") in accordance with California Corporations Code sections 1300-1312 ("California Dissenters' Rights Statutes"), and who has not effectively withdrawn or lost the right to such payment, or (ii) any MicroIslet stockholder making a proper and timely demand for appraisal as provided in Section 262 of the DGCL (the "Delaware Appraisal Statute") with respect to the MicroIslet Common Stock or MicroIslet Preferred Stock, and who has not effectively withdrawn or lost the right to such appraisal, shall be deemed for purposes of this Agreement to hold "MicroIslet Dissenting Shares" rather than MicroIslet Common Stock or MicroIslet Preferred Stock. A holder of MicroIslet Dissenting Shares will have, by virtue of the Merger and without further action on the holder's part, the right to receive and be paid the amounts due under the California Dissenters' Rights Statutes or the Delaware Appraisal Statute, but not both, and no further rights other than those provided by the California Dissenters' Rights Statutes or the Delaware Appraisal Statute. If any holder of MicroIslet Dissenting Shares fails to perfect or effectively withdraws or loses such holder's rights under both the California Dissenters' Rights Statutes and the Delaware Appraisal Statute, such holder's MicroIslet Dissenting Shares shall thereupon be deemed to have been converted into ALD Common Shares in accordance with Section 1.3 as of the Effective Time.

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                                   ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF ALD. ALD represents and warrants to MicroIslet as follows:

         (a) ORGANIZATION, STANDING AND POWER. ALD is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

         (b) CAPITAL STRUCTURE. The authorized capital stock of ALD consists of 25,000,000 shares of common stock with a par value of $0.001 per share. As of the close of business on April 15, 2002, 3,408,398 shares of ALD Common Stock were issued and outstanding. All outstanding shares of ALD Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer. All of the issued and outstanding shares of ALD were issued in compliance with all applicable securities laws. The shares of ALD Common Stock to be issued pursuant to this Agreement will be, when issued pursuant to the terms of the resolution of the Board of Directors of ALD approving such issuance, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for warrants to purchase an aggregate of 1,500,000 shares of ALD Common Stock described in ALD's Form 8-K filed with the Securities and Exchange Commission ("SEC") on March 6, 2002, and except as provided in the disclosure letter delivered by ALD concurrently with the execution hereof (the "ALD Disclosure Letter"), as of the date of execution of this Agreement, there are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from ALD at any time, or upon the happening of any stated event, any shares of the capital stock of ALD whether or not presently issued or outstanding.

         (c) CERTIFICATE OF INCORPORATION, BYLAWS, AND MINUTE BOOKS. The copies of the Articles of Incorporation and of the Bylaws of ALD which have been delivered to MicroIslet are true, correct and complete copies thereof. To the best of ALD's knowledge, the minutes book of ALD, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of ALD since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

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         (d) AUTHORITY. ALD has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ALD. No other corporate or shareholder proceedings on the part of ALD are necessary to authorize the Merger, or the other transactions contemplated hereby.

         (e) CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of ALD or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ALD which violation would have a material adverse effect on ALD taken as a whole. Except for filings with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to ALD in connection with the execution and delivery of this Agreement by ALD or the consummation by ALD of the transactions contemplated hereby.

         (f) BOOKS AND RECORDS. ALD has made and will make available for inspection by MicroIslet upon reasonable request all the books of ALD relating to the business of ALD. Such books of ALD have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to MicroIslet by ALD are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

         (g) COMPLIANCE WITH LAWS. ALD is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

         (h) SEC FILINGS. ALD filed a registration statement on Form 10-SB under the Exchange Act on August 13, 1999, which, in accordance with Section 12(g) under the Exchange Act became effective on or about October 12, 1999. On or about October 8, 1999, ALD filed an amended registration statement on Form 10-SB/A in response to a comment letter from the SEC. To the best of ALD's knowledge, the filing on Form 10-SB/A fully

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         responded to all SEC comments. Thereafter, ALD has filed all periodic reports required to be filed with the SEC on a timely basis and as of the date hereof, is current in its filing obligations. ALD's Form 10-KSB filed with the Securities and Exchange Commission on April 5, 2002 (the "Form 10-KSB") contains all material information concerning ALD, updated to the latest practicable date prior to filing, required by SEC rules to be disclosed in such form, and does not make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (i) FINANCIAL STATEMENTS AND TAX RETURNS. Copies of ALD's audited balance sheet as of December 31, 2001 (the "ALD Balance Sheet") and its statements of operations, cash flows and shareholders' equity for the years ended December 31, 2001 and 2000 (collectively, the "ALD Financial Statements") have been delivered to MicroIslet. The ALD Financial Statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of ALD as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Generally Accepted Accounting Principals ("GAAP"). No financial statements of any person or entity other than Merger Sub are required by GAAP to be included in the consolidated financial statements of ALD.

         (j) LITIGATION. There is no suit, action or proceeding pending, or, to the knowledge of ALD, threatened against or affecting ALD which is reasonably likely to have a material adverse effect on ALD, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ALD having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (k) TAX RETURNS. Except as set forth in the ALD Disclosure Letter, ALD has duly filed any tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from it by any federal, state or local taxing authorities. There are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted upon ALD. Except as set forth in the ALD Disclosure Letter, ALD has provided to MicroIslet copies of its tax returns filed for the tax years ended December 31, 2001 and 2000.

         (l) NO UNDISCLOSED LIABILITIES. Except as set forth in the ALD Financial Statements or in the ALD Disclosure Letter, ALD has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) and current liabilities incurred in the ordinary course of business since the respective dates thereof, all of which shall be paid in full at the Effective Time.

         (m) NO MATERIAL ADVERSE CHANGE. Except as set forth in the Form 10-KSB, since December 31, 2001, there has not been any material adverse change with regard to ALD, and no event has occurred or circumstance exists that may result in such a material adverse change.

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         (n) CALIFORNIA CORPORATIONS CODE SECTION 2115. ALD is not subject to the requirements of subsection (b) of California Corporations Code
         Section 2115.

         (o) NO CONTRACTS OR INSURANCE POLICIES. Except as set forth in the ALD Disclosure Letter, ALD is not a party to any contracts or insurance policies. All contracts and insurance policies set forth in the ALD Disclosure Letter are terminable by ALD without advance notice or penalty to the other party.

         (p) NO EMPLOYEES. ALD has no employees, and has never had any employees.

         (q) FULL DISCLOSURE. No representation or warranty of ALD in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to ALD that has specific application to MicroIslet and that materially adversely affects or, as far as ALD can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of ALD that has not been set forth in this Agreement or the Form 10-KSB.

         (r) NO BROKERS. ALD has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         2.2 REPRESENTATIONS AND WARRANTIES OF MERGER SUB. Merger Sub represents and warrants to MicroIslet as follows:

         (a) ORGANIZATION, STANDING AND POWER. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

         (b) CAPITAL STRUCTURE. The authorized capital stock of Merger Sub consists of 1,000,000 shares of Common Stock with a par value of $0.0001 per share. As of the close of business on April 22, 2002, 100 shares of Merger Sub common stock were issued and outstanding. There are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Merger Sub at any time, or upon the happening of any stated event, any shares of the capital stock of Merger Sub whether or not presently issued or outstanding.

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         (c) CERTIFICATE OF INCORPORATION AND MINUTE BOOKS. The copy of the
         Certificate of Incorporation of Merger Sub which has been delivered to MicroIslet is a true, correct and complete copy thereof. Merger Sub has no bylaws. The minute book of Merger Sub, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Merger Sub since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

         (d) AUTHORITY. Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Merger Sub. No other corporate or shareholder proceedings on the part of Merger Sub are necessary to authorize the Merger, or the other transactions contemplated hereby.

         (e) CONFLICT WITH OTHER AGREEMENTS; APPROVALS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a "violation") pursuant to any provision of the Certificate of Incorporation or any organizational document of Merger Sub or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Merger Sub which violation would have a material adverse effect on Merger Sub taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Merger Sub in connection with the execution and delivery of this Agreement by Merger Sub or the consummation by Merger Sub of the transactions contemplated hereby.

         (f) BOOKS AND RECORDS. Merger Sub has made and will make available for inspection by MicroIslet upon reasonable request all the books of Merger Sub relating to the business of Merger Sub. Such books of Merger Sub have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to MicroIslet by Merger Sub are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

         (g) COMPLIANCE WITH LAWS. Merger Sub is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

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         (h) LITIGATION. There is no suit, action or proceeding pending, or, to the knowledge of Merger Sub, threatened against or affecting Merger Sub which is reasonably likely to have a material adverse effect on Merger Sub, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Merger Sub having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (i) NO UNDISCLOSED LIABILITIES. Merger Sub has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) which will not be fully discharged in connection with the Closing.

         (j) NO CONTRACTS OR INSURANCE POLICIES. Merger Sub is not a party to any contracts or insurance policies.

         (k) NO EMPLOYEES. Merger Sub has no employees, and has never had any employees.

         (l) FULL DISCLOSURE. No representation or warranty of Merger Sub in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to Merger Sub that has specific application to MicroIslet and that materially adversely affects or, as far as Merger Sub can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Merger Sub that has not been set forth in this Agreement.

         (m) NO BROKERS. Merger Sub has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         2.3 REPRESENTATIONS AND WARRANTIES OF MICROISLET. MicroIslet represents and warrants to ALD as follows:

         (a) ORGANIZATION, STANDING AND POWER. MicroIslet is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

         (b) CAPITAL STRUCTURE. The authorized capital stock of MicroIslet consists of 30,000,000 shares of MicroIslet Common Stock and 10,000,000 shares of $0.001 par value preferred stock. As of the close of business on April 15, 2002, it had a total of 17,526,295 shares of MicroIslet Common Stock issued and outstanding and 82,889 shares of MicroIslet Preferred Stock issued and outstanding. All outstanding shares of MicroIslet stock are validly issued, fully paid and nonassessable and not subject to preemptive rights or other restrictions on transfer. All

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         of the issued and outstanding shares of MicroIslet were issued in compliance with all applicable securities laws. MicroIslet has adopted the Plan pursuant to which 4,000,000 shares of MicroIslet Common Stock are reserved for issuance. Options to purchase 3,158,318 shares of MicroIslet Common Stock are currently outstanding pursuant to the Plan. Except as otherwise specified herein or in connection with the private placement transaction described in ALD's Form 8-K filed with the SEC on March 6, 2002, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from MicroIslet at any time, or upon the happening of any stated event, any shares of the capital stock of MicroIslet.

         (c) CERTIFICATE OF INCORPORATION, BYLAWS AND MINUTE BOOKS. The copies of the Articles of Incorporation and of the other corporate documents of MicroIslet which have been delivered to ALD are true, correct and complete copies thereof. The minute books of MicroIslet which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of MicroIslet since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

         (d) AUTHORITY. MicroIslet has all requisite power to enter into this Agreement and, subject to approval of the proposed transaction by the holders of at least a majority of all issued and outstanding shares of MicroIslet Common Stock and MicroIslet Preferred Stock which are entitled to vote to approve the Merger, voting as separate classes, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of MicroIslet are necessary to authorize the Merger and the other transactions contemplated hereby.

         (e) CONFLICT WITH AGREEMENTS; APPROVALS. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of MicroIslet or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MicroIslet or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to MicroIslet in connection with the execution and delivery of this Agreement by MicroIslet, or the consummation by MicroIslet of the transactions contemplated hereby.

         (f) FINANCIAL STATEMENTS. Copies of MicroIslet's unaudited balance sheet at December 31, 2000 and unaudited balance sheet at December 31, 2001 (the "MicroIslet Balance Sheet"), and statements of operations and cash flows for the years ended December 31, 2001 and 2000 (collectively, the "MicroIslet Financial Statements") have been delivered to ALD. The MicroIslet Financial Statements fairly present the financial condition and the results of operations and cash flow of MicroIslet as at the respective dates of and for the periods referred to in such financial statements, but have not necessarily been prepared in accordance with GAAP and do not include explanatory notes. No financial statements of any person or entity are required by GAAP to be included in the consolidated financial statements of MicroIslet.

         (g) BOOKS AND RECORDS. MicroIslet has made and will make available for inspection by ALD upon reasonable request all the books of account, relating to the business of MicroIslet. Such books of account of MicroIslet have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to ALD by MicroIslet are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

         (h) COMPLIANCE WITH LAWS. MicroIslet is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its business.

         (i) LIABILITIES AND OBLIGATIONS. MicroIslet has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the MicroIslet Financial Statements that have not been paid or discharged since the date thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement.

         (j) LITIGATION. There is no suit, action or proceeding pending, or, to the knowledge of MicroIslet threatened against or affecting MicroIslet, which is reasonably likely to have a material adverse effect on MicroIslet, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MicroIslet having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

         (k) TAXES. MicroIslet has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and MicroIslet has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. MicroIslet knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor.

         (l) LICENSES, PERMITS; INTELLECTUAL PROPERTY. MicroIslet owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

         (m) NO MATERIAL ADVERSE CHANGE. There has not been any material adverse change with regard to MicroIslet, and no event has occurred or circumstance exists that may result in such a material adverse change.

         (n) FULL DISCLOSURE. No representation or warranty of MicroIslet in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to MicroIslet that has specific application to MicroIslet and that materially adversely affects or, as far as MicroIslet can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of MicroIslet that has not been set forth in this Agreement or in MicroIslet's Private Placement Memorandum dated December 31, 2001, as supplemented (the "Private Placement Memorandum").

         (o) NO BROKERS. Except for commission disclosed in the Private Placement Memorandum, MicroIslet has incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                                   ARTICLE 3
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         3.1 COVENANTS OF MICROISLET, MERGER SUB AND ALD. During the period from the date of this Agreement and continuing until the Effective Time, MicroIslet, Merger Sub and ALD each agree as to themselves and their related entities that (except as expressly contemplated or permitted by this Agreement, or to the extent that the other parties shall otherwise consent in writing):

         (a) ORDINARY COURSE. Each party shall carry on its respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

         (b) DIVIDENDS; CHANGES IN STOCK. No party shall (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, or (ii) repurchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of its capital stock.

         (c) ISSUANCE OF SECURITIES. Simultaneously with Closing hereunder, MicroIslet shall issue up to 1,666,667 shares of MicroIslet Common Stock in a private placement offering pursuant to the terms of the Private Placement Memorandum. Except for such securities, and options issued by MicroIslet under the terms of the Plan, no party shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities.

         (d) GOVERNING DOCUMENTS. No party shall amend or propose to amend its corporate charter or Bylaws, except that MicroIslet shall file a Certificate of Correction with respect to its prior five share for one share forward split approved November 7, 2000, and a Certificate of Amendment with respect to its 3.1255 share for one share forward spit approved October 18, 2001.

         (e) NO DISPOSITIONS. Except for the transfer of assets in the ordinary course of business consistent with prior practice, no party shall sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets, which are material, individually or in the aggregate, to such party.

         (f) INDEBTEDNESS. No party shall incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others other than in each case in the ordinary course of business consistent with prior practice.

         3.2 OTHER ACTIONS. No party shall take any action that would or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being untrue as of the date made (to the extent so limited), or in any of the conditions to the Merger set forth in Article V not being satisfied.

                                   ARTICLE 4
                              ADDITIONAL AGREEMENTS

         4.1 RESTRICTED ALD SHARES. The Merger Shares will not be registered under the Securities Act, but will be issued pursuant to an exemption from such registration requirements for transactions not involving a public offering. Accordingly, the Merger Shares will constitute "restricted securities" for purposes of the Securities Act of 1933, as amended and applicable state securities laws and the holders of Merger Shares will not be able to transfer such shares except upon compliance with the registration requirements of the Securities Act and applicable state securities laws or in reliance upon an available exemption therefrom. The certificates evidencing the Merger Shares shall contain a legend to the foregoing effect and the holders of such shares shall deliver at or prior to Closing an Investment Letter acknowledging the fact that the Merger Shares are restricted securities and agreeing to the foregoing transfer restrictions, and representing and warranting certain facts which will be relied upon by ALD to confirm the availability of the exemption from registration requirements.

         4.2 ACCESS TO INFORMATION. Upon reasonable notice, ALD, Merger Sub and MicroIslet shall each afford to the officers, employees, accountants, counsel and other representatives of the others, access to all their respective properties, books, contracts, commitments and records and, during such period, each of ALD, Merger Sub and MicroIslet shall furnish promptly to the others (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as the other parties may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

         4.3 LEGAL CONDITIONS TO MERGER. Each of ALD, Merger Sub and MicroIslet shall take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or upon any of their related entities or subsidiaries in connection with the Merger. Each party shall take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by ALD, Merger Sub or MicroIslet or any of their related entities or subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         4.4 ALD BOARD OF DIRECTORS AND OFFICERS. The current officers and directors of ALD shall resign as of the Effective Time. Immediately prior to his resignation, ALD's sole director shall take such actions as are necessary and appropriate to expand the size of ALD's Board of Directors and to appoint to ALD's Board of Directors those directors designated by MicroIslet.

         4.5 MICROISLET AUDITED FINANCIAL STATEMENTS. MicroIslet shall provide to ALD on or before the date which is 75 days after the Closing Date audited financial statements meeting the requirements for filing in Item 7 of SEC Form 8-K, as required in connection with the Merger.

         4.6 INVESTORS RIGHTS AGREEMENT. Upon the Closing, ALD shall assume the obligations of MicroIslet pursuant to that certain Investors Rights Agreement attached to Supplement No. 2 to the Private Placement Memorandum.

                                   ARTICLE 5
                              CONDITIONS PRECEDENT

         5.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be conditional upon the filing, occurring or obtainment of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any governmental entity or by any applicable law, rule, or regulation governing the transactions contemplated hereby.

         5.2 CONDITIONS TO OBLIGATIONS OF ALD AND MERGER SUB. The obligations of ALD and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions on or before the Closing Date unless waived by ALD and Merger Sub:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of MicroIslet set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and ALD shall have received a certificate signed on behalf of MicroIslet by the Chief Executive Officer of MicroIslet to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF MICROISLET. MicroIslet shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior the Closing Date, and ALD shall have received a certificate signed on behalf of MicroIslet by the Chief Executive Officer to such effect.

         (c) CLOSING DOCUMENTS. ALD and Merger Sub shall have received such certificates and other closing documents as counsel for ALD and Merger Sub shall reasonably request.

         (d) CONSENTS. MicroIslet shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of ALD or Merger Sub, individually or in the aggregate, have a material adverse effect on MicroIslet and its subsidiaries and related entities taken as a whole upon the consummation of the transactions contemplated hereby. MicroIslet shall also have received the approval of its shareholders in accordance with applicable law.

         (e) DUE DILIGENCE REVIEW. ALD and Merger Sub shall have completed to their reasonable satisfaction a review of the business, operations, finances, assets and liabilities of MicroIslet and shall not have determined that any of the representations or warranties of MicroIslet contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that MicroIslet is otherwise in violation of any of the provisions of this Agreement.

         (f) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of ALD or Merger Sub, made in good faith, would make the consummation of the Merger imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against MicroIslet, the consequences of which, in the judgment of ALD or Merger Sub, could be materially adverse to MicroIslet.

         (g) MICROISLET SHAREHOLDER APPROVAL. The holders of at least ninety percent (90%) of outstanding MicroIslet Common Stock and at least ninety percent (90%) of outstanding MicroIslet Preferred Stock which are entitled to vote to approve the Merger shall have consented to or affirmatively voted in favor of completion of the Merger.

         5.3 CONDITIONS TO OBLIGATIONS OF MICROISLET. The obligation of MicroIslet to effect the Merger is subject to the satisfaction of the following conditions unless waived by MicroIslet:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of ALD and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and MicroIslet shall have received a certificates signed on behalf of ALD and Merger Sub by the President of each respective company to such effect.

         (b) PERFORMANCE OF OBLIGATIONS OF ALD. ALD and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and MicroIslet shall have received certificates signed on behalf of ALD and Merger Sub by the President of each respective company to such effect.

         (c) MINIMUM FUNDING REQUIREMENTS MET. MicroIslet shall have received a minimum of $3,000,000 in gross offering proceeds from the private placement offering of its shares pursuant to the terms of the Private Placement Memorandum.

         (d) SHAREHOLDER APPROVAL. The holders of at least ninety percent (90%) of outstanding MicroIslet Common Stock and at least ninety percent (90%) of outstanding MicroIslet Preferred Stock which are entitled to vote to approve the Merger shall have consented to or affirmatively voted in favor of completion of the Merger.

         (e) OPINION OF COUNSEL FOR ALD. MicroIslet shall have received an opinion dated the Closing Date from counsel for ALD and Merger Sub, in form and substance reasonably satisfactory to MicroIslet and its counsel relating to such matters as are customarily delivered in connection with a Merger transaction, including an opinion that the representation set forth in Section 2.1(n) is correct.

         (f) CLOSING DOCUMENTS. MicroIslet shall have received such certificates and other closing documents as counsel for MicroIslet shall reasonably request.

         (g) CONSENTS. ALD and Merger Sub shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby.

         (h) DUE DILIGENCE REVIEW. MicroIslet shall have completed to its reasonable satisfaction a review of the business, operations, finances, assets and liabilities of ALD and Merger Sub and shall not have determined that any of the representations or warranties of ALD or Merger Sub contained herein are, as of the date hereof or the Closing Date, inaccurate in any material respect or that ALD or Merger Sub is otherwise in violation of any of the provisions of this Agreement.

         (i) PENDING LITIGATION. There shall not be any litigation or other proceeding pending or threatened to restrain or invalidate the transactions contemplated by this Agreement, which, in the sole reasonable judgment of MicroIslet, made in good faith, would make the consummation of the Merger imprudent. In addition, there shall not be any other litigation or other proceeding pending or threatened against ALD the consequences of which, in the judgment of MicroIslet, could be materially adverse to ALD or Merger Sub.

                                   ARTICLE 6
                            TERMINATION AND AMENDMENT

         6.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

         (a) by mutual consent of ALD and MicroIslet;

         (b) by ALD if there has been a material breach of any representation, warranty, covenant or agreement on the part of MicroIslet set forth in this Agreement, or by MicroIslet if there has been a material breach of any representation, warranty, covenant or agreement on the part of ALD or Merger Sub, which breach has not been cured within five (5) business days following receipt by the breaching party of notice of such breach;

         (c) by either ALD or MicroIslet if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; or

         (d) by either ALD or MicroIslet if the Merger shall not have been consummated on or before April 24, 2002.

         6.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either MicroIslet or ALD as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto. In such event, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         6.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, provided no amendment shall be made which by law requires approval by the shareholders of any party without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         6.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE 7
                               GENERAL PROVISIONS

         7.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Effective Time, except with respect to fraudulent breaches thereof, claims for which shall survive the Effective Time.

         7.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) If to ALD             Thomas K. Russell
             or Merger Sub, to     30 Sembrado Rancho
                                   Santa Margarita, CA 92688
                                   Facsimile: 949-459-1217

         (b) if to MicroIslet, to  John F. Steel IV
                                   6540 Lusk Boulevard, Suite C250
                                   San Diego, CA 92121
                                   Facsimile: 858-657-0288

         7.3 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

         7.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         7.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES; RIGHTS OF OWNERSHIP. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

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

         7.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of law. Each party hereby irrevocably submits to the jurisdiction of any California state court located in the county of San Diego, or any federal court having subject matter jurisdiction and located in the county of San Diego, California, in respect of any suit, action or proceeding arising out of or relating to this Agreement, and irrevocably accept for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts.

         7.7 NO REMEDY IN CERTAIN CIRCUMSTANCES. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

         7.8 PUBLICITY. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, no party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld.

         7.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                        [SIGNATURES FOLLOW ON NEXT PAGE]

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

          IN WITNESS WHEREOF, this Merger Agreement and Plan of Reorganization has been signed by the parties set forth below as of the date set forth above.

                                        ALD SERVICES, INC.

                                        By: /s/ Thomas K. Russell
                                            ------------------------------------
                                            Thomas K. Russell, President

                                        ALD SERVICES MERGER SUBSIDIARY, INC.

                                        By: /s/ Thomas K. Russell
                                            ------------------------------------
                                            Thomas K. Russell, President

                                        MICROISLET, INC.

                                        By: /s/ John F. Sttel, IV
                                            ------------------------------------
                                            John F. Steel, IV, Chairman and
                                             Chief Executive Officer

                                        By: /s/ Haro Hartounian
                                            ------------------------------------
                                            Haro Hartounian, President

                                       20